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EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

November 6, 2006
Tecumseh, Michigan

TECUMSEH PRODUCTS COMPANY TO DELAY REPORTING THIRD QUARTER 2006 RESULTS


Tecumseh, Michigan, November 6, 2006 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today that it will delay reporting its 2006 third quarter results because it needs additional time to close its books as a result of migration of several of its major operations to its new global enterprise resource planning computer system. The conference call previously planned for Wednesday, November 8, 2006 has been rescheduled to Tuesday, November 14, 2006. The Company will also file its third quarter SEC Form 10-Q on this date.

In addition, on November 3, 2006, the Company executed amendments to its First and Second Lien Credit Agreements to modify covenants related to minimum EBITDA for the last twelve months. In addition to modification of the minimum EBITDA covenant, terms of the First and Second Lien Credit Agreement amendments include a reduction in borrowing capacity of $15 million. Terms of the amendment of the Second Lien Credit Agreement also include an increase in the interest rate of 2%, payable at maturity, and additional amendment fees payable at future dates to the extent outstanding balances are not reduced by certain target dates beginning in July 2007. These amendments bring the Company into compliance with the agreements, as amended. The Company will file a Form 8-K containing more detailed information about the amendments.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

ABOUT TECUMSEH PRODUCTS COMPANY
Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

Contact: Teresa Hess
         Director of Investor Relations
         Tecumseh Products Company
         (517) 423-8455